CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 561 and Amendment No. 564 to the Registration Statement on Form N-1A of EA Series Trust with respect to DAC 3D Dividend Growth ETF, a series of shares of EA Series Trust, under the heading “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

We consent to the incorporation of our report dated December 1, 2025, relating to the special purpose schedule of investments and related notes of the Counsel Dividend Income Common Trust Fund, a common trust fund managed by Dividend Assets Capital, LLC, as of October 31, 2025 to be acquired by DAC 3D Dividend Growth ETF, under the heading “Financial Statements” in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 1, 2025